Exhibit 3.1

AMENDMENT NO. 1

TO

FOURTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

INERGY, L.P.

This Amendment No. 1 (the “Amendment No. 1”) to the Fourth Amended and Restated Agreement of Limited Partnership of Inergy, L.P., a Delaware limited partnership (the “Partnership”), dated as of June 19, 2013 (the “Partnership Agreement”), is entered into effective October 7, 2013 at the direction of Inergy GP, LLC, as the managing general partner of the Partnership (the “Managing General Partner”), pursuant to authority granted to it in Section 13.1 of the Partnership Agreement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Partnership Agreement.

RECITALS

WHEREAS, Section 13.1(a) of the Partnership Agreement provides that the Managing General Partner may amend the Partnership Agreement, without the approval of any Partner or Assignee, to reflect a change in the name of the Partnership; and

WHEREAS, Section 2.2 of the Partnership Agreement provides that the name of the Partnership may be changed at any time and from time to time at the discretion of the Managing General Partner; and

WHEREAS, Section 2.3 of the Partnership Agreement provides that the address of the Partnership and the Managing General Partner may be changed by the Managing General Partner from time to time by notice to the Limited Partners; and

WHEREAS, Section 2.3 of the Partnership provides that the registered office of the Partnership and the registered agent may be changed by the Managing General Partner; and

WHEREAS, the Managing General Partner has determined that it is necessary and appropriate to amend the Partnership Agreement to change (i) the name of the Partnership to “Crestwood Equity Partners LP,” (ii) the address of the Managing General Partner and the Partnership and (iii) the registered office of the Partnership to 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808 and the registered agent in the State of Delaware to Corporation Service Company.

NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the Managing General Partner does hereby amend the Partnership Agreement as follows:

1. Amendments.

a)	Section 1.1 of the Partnership Agreement is hereby amended to amend and restate the following definitions in the appropriate alphabetical order:

i.	“Managing General Partner” means Crestwood Equity GP LLC, a Delaware limited liability company, and its successors and permitted assigns as managing general partner.

ii.	“Partnership” means Crestwood Equity Partners LP, a Delaware limited partnership, and any successors thereto.

All references contained in the Partnership Agreement to Inergy GP, LLC mean Crestwood Equity GP LLC and all references in the Partnership Agreement to Inergy, L.P. mean Crestwood Equity Partners LP.

b)	The Partnership Agreement is hereby amended by deleting Section 2.3 thereof in its entirety and inserting the following in lieu thereof:

“Section 2.3 Registered Office; Registered Agent; Principal Office; Other Offices

Unless and until changed by the Managing General Partner, the registered office of the Partnership in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the registered agent for service of process of the Partnership in the State of Delaware at such registered office shall be Corporation Service Company. The principal office of the Partnership shall be located at 700 Louisiana Street, Suite 2060, Houston Texas 77002, or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the Managing General Partner determines to be necessary or appropriate. The address of the Managing General Partner shall be 700 Louisiana Street, Suite 2060, Houston Texas 77002, or such other place as the Managing General Partner may from time to time designate by notice to the Limited Partners.”

2. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

3. Applicable Law. This Amendment shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to principles of conflicts of laws.

4. Invalidity of Provisions. If any provisions of this Amendment are or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, this Amendment has been executed effective as of the date first written above.

GENERAL PARTNER:

INERGY GP, LLC

By:	/s/ Robert G. Phillips
Name: Robert G. Phillips
Title: President and Chief Executive Officer

Signature Page to Amendment No. 1 to

Fourth Amended and Restated Agreement of Limited Partnership